SCHEDULE 14A (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐ Preliminary Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12
MILACRON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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April 11, 2006
Dear Fellow Shareholders,
      We are pleased to invite you to attend our annual meeting of shareholders to be held at 9 a.m. on Wednesday, May 3, 2006, in the Cincinnati Museum Center at Union Terminal in Cincinnati, Ohio.
      This past year, 2005, was very challenging for everyone in the plastics industry, and this certainly had an impact on you as a shareholder. However, we are beginning to see several promising trends  — some the result of the execution of our strategic initiatives, and others the result of continued economic recovery. These improvements led to our finishing 2005 on a positive note. Fourth quarter sales of $217 million and new orders of $215 million were the highest quarterly levels in five years. And our net earnings in the quarter were $5.7 million, or $0.05 per diluted share, compared to a net loss in the fourth quarter of 2004.
      While we are encouraged by these results, we are very aware that much more needs to be done. We must accelerate our initiatives to revitalize global sales growth while, at the same time, take equally strong measures to return the company to sustainable profitability. Here are some of our major objectives for 2006, which we will discuss in detail at the annual meeting:

•	Introduce new products. Many of our new plastics products will be shown during NPE 2006: The International Plastics Showcase in Chicago in June, while a number of our new industrial fluid products will be presented at the International Manufacturing Technology Show, also in Chicago, in September.

•	Expand in fast-growth markets. We will continue to increase our presence in the emerging markets of Eastern Europe and Asia — particularly India and China.

•	Further improve aftermarket service and responsiveness. This is one of our greatest competitive advantages especially with regard to our large installed customer base in North America.

•	Return our European plastics businesses to profitability. We have already initiated an aggressive restructuring plan to accomplish this over the next several quarters.
      For these reasons, coupled with improving market conditions, we are confident that we are headed in the right direction and we expect 2006 to be a better year. I can assure you that all of us at Milacron are working hard to create more value for you, our shareholders, as well as for our customers. Thank you for your continued support.
Sincerely,
Ronald D. Brown
Chairman, President and
Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To be held May 3, 2006
       The Annual Meeting of the Shareholders of Milacron Inc., a Delaware corporation (the “Company”), will be held in the Cincinnati Dining Room at the Cincinnati Museum Center at Union Terminal, 1301 Western Avenue, Cincinnati, Ohio 45203, on Wednesday, May 3, 2006, at 9 A.M. E.D.T., for the following purposes:

1.	Election of two directors by the holders of all outstanding common and preferred stock;

2.	Election of one director by the holders of 6% Series B Convertible Preferred Stock;

3.	Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for fiscal year 2006; and

4.	Transaction of such other business and action upon such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.
      The Company’s Board of Directors has fixed the close of business on March 15, 2006, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.
It is important that your shares be represented and voted whether or not you plan to attend the meeting. Please mark, sign and date the enclosed proxy card and return it promptly in the accompanying envelope. If you are a shareholder of record (your shares are in your name), then you also may submit your proxy via the telephone by accessing the toll-free number indicated on your proxy card or via the internet by accessing the worldwide website indicated on your proxy card. If you attend the meeting, then you may revoke your proxy and vote your shares in person. Your attention is directed to the enclosed Proxy Statement.

By order of the Board of Directors,

Hugh C. O’Donnell
Senior Vice President, General Counsel and Secretary
Cincinnati, Ohio,
April 11, 2006

MILACRON INC.
2090 Florence Avenue
Cincinnati, Ohio 45206

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 2006
      This proxy statement (the “Proxy Statement”) and the accompanying form of proxy card are being mailed to shareholders beginning on or about April 11, 2006, in connection with the solicitation by the Board of Directors (the “Board”) of Milacron Inc., a Delaware corporation (the “Company”), of proxies to be used at the Annual Meeting of Shareholders to be held on May 3, 2006 (the “Annual Meeting”), and any adjournment or postponement thereof.
      The Board has fixed the close of business on March 15, 2006, as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Shareholders of record of the Company’s common stock, par value $.01 per share (“Common Stock”), the Company’s 6% Series B Convertible Preferred Stock, par value $.01 per share (“Series B Preferred Stock”), and the Company’s 4% Cumulative Preferred Stock, par value $100 per share (“4% Preferred Stock”), at the close of business on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. On the Record Date, there were outstanding 51,265,132 shares of Common Stock, 500,000 shares of Series B Preferred Stock, and 60,000 shares of 4% Preferred Stock.
INTRODUCTION
      At the Annual Meeting, all holders of Common Stock, Series B Preferred Stock, and 4% Preferred Stock will consider and vote upon, together as a single class, among other matters, the election of two directors to the Board (the “Nominated Company Directors”), and the holders of the Series B Preferred Stock, voting separately as a class, will consider and vote upon the election of one director to the Board ( the “Nominated Series B Director”).
VOTING PROCEDURES
      All shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock represented at the Annual Meeting and any adjournment or postponement thereof by a proxy that has not been revoked will be voted at the Annual Meeting and any adjournment or postponement thereof. A shareholder who has given a proxy may revoke it at any time before it is voted (i) by voting in person at the meeting or any adjournment or postponement thereof, (ii) by giving a written notice of revocation to the Secretary of the Company at 2090 Florence Avenue, Cincinnati, Ohio 45206, or (iii) by giving a later dated proxy.
      If a choice has been specified by a shareholder on such shareholder’s proxy card with respect to any matter to be voted on at the Annual Meeting, the shares represented by such proxy will be voted or withheld from voting accordingly. If no choice is so specified, the shares will be voted FOR the election of the Board’s nominees and FOR ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year 2006.
      Each share of Common Stock entitles the holder thereof to one vote. Each share of 4% Preferred Stock entitles the holder thereof to 24 votes. Each share of Series B Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted as of the Record Date in accordance with the Certificate of Designation of Voting Powers, Designation, Preferences and Relative, Participating, Optional and Other Special Rights, and Qualifications, Limitations and Restrictions of 6% Series B Convertible Preferred Stock of Milacron Inc. (“Certificate of Designation”).
      For purposes of exercising the pass through voting rights for participants in the Company’s employee benefit plans and related IRA rollover accounts, each participant having shares of Common Stock credited to his or her account will receive a voting instruction form to be returned to the Trustee of the benefit plan with his or her voting instructions. The Trustee will vote plan shares that are not signed and returned (or otherwise voted) in the same proportion as shares that are voted with respect to each plan.
      The presence, in person or by proxy, at the Annual Meeting of holders of shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock entitled to exercise a majority of the total voting power of the Company’s outstanding stock shall constitute a quorum for all matters other than the election of the Nominated Series B Director. For purposes of the election of the Nominated Series B Director, the presence, in person or by proxy, at the Annual Meeting of holders of shares of the Series B Preferred Stock entitled to exercise a majority of the voting power of such Series B Preferred Stock shall constitute a quorum.
      Abstentions as well as broker non-votes will be counted toward the establishment of the quorum. Abstentions will have the same effect as a vote against any proposal other than the election of directors, as to which an abstention will have no effect. Broker non-votes will have no effect on approval of any proposal.
ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT
      The Notice of the Annual Meeting of Shareholders and this Proxy Statement and the Company’s 2005 Annual Report can be accessed via the Company’s Internet site at www.milacron.com. Shareholders of record and plan participants who would like to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail should indicate the same by following the instructions on the enclosed proxy card. Those holding shares through a bank, broker, nominee, or other holder may also have the opportunity to receive future proxy statements and annual reports electronically and should read the information provided by that entity for instructions.
PROXY SOLICITATION
      Under applicable SEC regulations each member of the Board, certain officers and employees of the Company and certain other persons may be deemed to be “participants” in the Company’s solicitation of proxies in connection with the Annual Meeting. For information with respect to such participants, please refer to (i) the information set forth under the heading “Directors and Director Nominees,” and (ii) the information set forth under the heading “Share Ownership of Directors and Executive Officers.”
      Proxies may be solicited by mail, advertisement, telephone, via the Internet, in person, through public statements and press releases. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of Common Stock and 4% Preferred Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Costs related to the solicitations of proxies will be borne by the Company and include expenditures for printing, postage, legal, accounting, financial advisory, public relations, soliciting, advertising and related expenses. In addition, the Company has retained Innisfree M&A Incorporated (“Innisfree”) to provide solicitation and advisory services in connection with the solicitation of proxies for the Annual Meeting. Innisfree will receive a fee estimated at $10,000, plus reasonable out-of-pocket expenses. The agreement between the Company and Innisfree provides for customary indemnification by the Company of Innisfree and its directors, officers, employees and affiliates against certain liabilities and expenses related to its role in the solicitation.
PROPOSAL 1: ELECTION OF DIRECTORS
      At the Annual Meeting, holders of shares of Common Stock, Series B Preferred Stock, and 4% Preferred Stock will consider and vote together as a single class upon the election to the Board of the two Nominated Company Directors, Sallie B. Bailey and Ronald D. Brown, each for a three-year term.
      Also at the Annual Meeting, holders of the Series B Preferred Stock will consider and vote separately as a class upon the election to the Board of the Nominated Series B Director, Mark L. Segal, for a three-year term. Holders of shares of Common Stock and 4% Preferred Stock will not vote in the election of the Nominated Series B Director.
      The nominees receiving the greatest number of votes will be elected to the Board. Votes withheld from the election of directors, as well as proxies as to which authority to vote is withheld by brokers (“broker non-votes”), will be counted toward the establishment of a quorum, but will not be counted in the election of directors.
      Under the Company’s By-Laws, the Board is to consist of a number fixed by the Board, and is not to be less than eight nor more than fifteen members. Currently, the authorized number of directors is set at 11, divided among three classes, although such number will automatically reduce to 10 effective upon the election of directors at the Annual Meeting, since Darryl F. Allen’s term will expire at the time of the Annual Meeting and he cannot stand for re-election due to the term limits set forth in the Company’s Corporate Governance Guidelines. Assuming that the Nominated Company Directors and the Nominated Series B Director are elected at the Annual Meeting and that no other directors are elected, following the Annual Meeting, the Board will consist of six directors elected by all holders of the Company’s voting stock that, at the time of each such director’s election, voted together as a class (the “Company Directors”) and four directors elected by holders of the Series B Preferred Stock that, at the time of each such director’s election, voted separately as a class (the “Series B Directors”). Pursuant to the Certificate of Designation, the holders of the Series B Preferred Stock have the right to elect a number of directors to the Board proportionate to the percentage of the Company’s fully diluted common stock represented by the Series B Preferred Stock on an as-converted basis, rounded up to the nearest whole number (up to a maximum equal to two-thirds of the total number of directors, less one). As of March 15, 2006, such rights entitled the holders of the Series B Preferred Stock to elect 6 of the 11 members of the Board.
      The persons named as proxies on the enclosed proxy card (the “Proxy Committee”) intend to vote (unless authority to do so is withheld) (i) for the election of the Nominated Company Directors, Sallie B. Bailey and Ronald D. Brown, each for a three-year term, and (ii) for the election of the Nominated Series B Director, Mark L. Segal, for a three-year term. All nominees have consented to being named as such and to serve if elected.
      In the unexpected event that, prior to the election, any one or more of the nominees shall be unable to serve, the Proxy Committee will vote for the election of such substitute nominees as the Board may propose and in no event may proxies be voted for more than two directors in the case of proxies granted by holders of Common Stock and 4% Preferred Stock, and three directors (two Company Directors and one Series B Director) in the case of proxies granted by holders of Series B Preferred Stock.
THE BOARD RECOMMENDS
THAT YOU VOTE FOR THE BOARD’S NOMINEES.

DIRECTORS AND DIRECTOR NOMINEES
      The following information is furnished with respect to each nominee for election as a director and for each other person whose term of office as a director will continue after the Annual Meeting, other than Mr. Allen, whose term on the Board expires at the Annual Meeting and who cannot stand for re-election due to the term limits set forth in the Company’s Corporate Governance Guidelines:

DARRYL F. ALLEN Director since 1993 Age 62	Member: Audit Committee Finance Committee Term expires 2006

Mr. Allen is the retired Chairman, President and Chief Executive Officer of Aeroquip-Vickers, Inc., Maumee, Ohio, a world-wide manufacturer and distributor of engineered components and systems for markets which include industrial, automotive, aerospace and defense. Director of Fifth Third Bancorp. Mr. Allen is a Company Director.

SALLIE B. BAILEY Director since 2004 Age 46	Member: Audit Committee Finance Committee Term expires 2006 Nominee for three-year term

Ms. Bailey is Senior Vice President-Finance and Controller of The Timken Company, Canton, Ohio, a global manufacturer of highly-engineered bearings and alloy steels, and has served in that capacity since January, 2003. She was Corporate Controller from April, 2001, to January, 2003, and Director, Finance and Treasurer from November, 1999, to April, 2001. Ms. Bailey is a Nominated Company Director.

RONALD D. BROWN Director since 1999 Age 52	Term expires 2006 Nominee for three-year term

Mr. Brown is Chairman, President and Chief Executive Officer of the Company. He has served as Chairman and Chief Executive Officer since June 1, 2001. Prior thereto, he was President and Chief Operating Officer from September 20, 1999 to June 2001. Director of A.O. Smith Corporation. Mr. Brown is a Nominated Company Director.

DAVID L. BURNER Director since 1998 Age 66	Member: Audit Committee Personnel and Compensation Committee Term expires 2007

Mr. Burner is the retired Chairman and Chief Executive Officer of Goodrich Corporation, Charlotte, North Carolina, a provider of aircraft systems and services. He served in that capacity from July, 1997 to October, 2003. He was Chief Executive Officer from December, 1996, to July, 1997, and President from December, 1995, to January, 1997. Director of Progress Energy, Inc., Briggs & Stratton Corporation, Lance, Inc., and Engelhard Corporation. Mr. Burner is a Company Director.

H. CHRISTOPHER DeCOTIIS Director since 2005 Age 40	Member: Personnel and Compensation Committee Term expires 2007

Mr. DeCotiis is Vice President-Senior Credit Officer of the Royal Bank of Scotland, New York, New York, and has served in that capacity since November, 2004. He was Director-Group Risk Management of the Royal Bank of Canada from June, 2003, to November, 2004, and manager from November, 2000 to June, 2003. Prior thereto, he was Vice President-Senior Credit Officer of the Industrial Bank of Japan from April, 1997, until October, 2000. Mr. DeCotiis is a Series B Director.

STEVEN N. ISAACS Director since 2004 Age 42	Member: Finance Committee Term expires 2007

Mr. Isaacs has been the Chairman and Managing Director of Glencore Finance AG, an investment subsidiary of Glencore International AG, since 2003, and prior thereto held various positions with Glencore International AG since 1995. Mr. Isaacs is a Series B Director.

MARK L. SEGAL Director since 2004 Age 41	Member: Audit Committee Finance Committee Term expires 2006 Nominee for three-year term

Mr. Segal is Chief Financial Officer of Spin Master Ltd., Toronto, Canada, a designer, developer, manufacturer and marketer of consumer products for children, and has served in that capacity since September, 2001. He was Vice President, Corporate Treasurer of Norigen Communications Inc., from February, 2000, to August, 2001, and Director, Treasury and Finance of Husky Injection Molding Systems Ltd. from February, 1997, to February, 2000. Mr. Segal is a Nominated Series B Director.

Dr. JOSEPH A. STEGER Director since 1985 Age 69	Member: Nominating and Corporate Governance Committee Personnel and Compensation Committee Term expires 2007

Dr. Steger had served for more than five years, until his retirement in 2003, as President of the University of Cincinnati, and now serves as President Emeritus. Dr. Steger is a Company Director.

DUANE K. STULLICH Director since 2004 Age 37	Member: Nominating and Corporate Governance Committee Finance Committee Term expires 2008

Mr. Stullich is Co-Founder and Managing Member of FocalPoint Partners, LLC, Los Angeles, California, an independent investment bank specializing in mergers and acquisitions, raising capital, and financial restructurings, and has served in that capacity since December, 2002. He was Principal of Murphy Noell Capital, LLC from March, 1999 to December, 2001, and consultant with Murphy Noell Capital, LLC from December, 2001 to July, 2002. Mr. Stullich is a Series B Director.

CHARLES F. C. TURNER Director since 2002 Age 45	Member: Nominating and Corporate Governance Committee Finance Committee Term expires 2008

Mr. Turner has been President, Conklin Group, LLC, a real estate holding and management company, since 2002. Prior to his election to the Board in 2002, he had served in various capacities at the Company, his last position being Group Director of Information Technology for the Company’s Plastics Technologies Group. Mr. Turner is a great-grandson of Fred A. Geier, one of the founders of the Company, and a nephew of the late James A.D. Geier, a former director and chief executive officer of the Company. Mr. Turner is a Company Director.

LARRY D. YOST Director since 2004 Age 68	Member: Nominating and Corporate Governance Committee Personnel and Compensation Committee Term expires 2008

Mr. Yost is the retired Chairman and Chief Executive Officer of ArvinMeritor, Inc., Troy, Michigan, a global supplier of components and systems for commercial, specialty and light vehicle original equipment manufacturers and related aftermarkets. He served in that capacity from October 1997 to August, 2004. He was President of Rockwell Automotive from March, 1997 to October, 1997, and President of the Heavy Vehicle Systems group of Rockwell Automotive from November, 1994 to March, 1997. Director of Kennametal, Inc., UNOVA, Inc., and Actuant Corporation. Mr. Yost is a Company Director.

GOVERNANCE OF THE COMPANY
Corporate Governance Practices
      The Board, its committees and the Company’s management strive to perform and fulfill their respective duties and obligations in a responsible and ethical manner. The following governance practices provide the framework in which to so act:

•	The Board and the Audit, Finance, Nominating and Corporate Governance, and Personnel and Compensation Committees perform annual self evaluations.

•	All members of the Audit Committee, the Nominating and Corporate Governance Committee, and the Personnel and Compensation Committee are independent, as defined by the SEC and the New York Stock Exchange (the “NYSE”).

•	All but one of the directors are non-employee directors.

•	The Board has a policy requiring that a director submit his or her resignation from the Board upon a change in such director’s principal professional occupation, but in any event no later than his or her seventy-second birthday unless otherwise approved by the Board.

•	The Company practices full and timely disclosure of material information. The Company provides detailed quarterly and annual financial information on its website at www.milacron.com. The Chief Executive Officer and Chief Financial Officer of the Company certify quarterly and annual financial reports filed with the SEC.

•	The Company has adopted a comprehensive Code of Conduct for all employees and directors and a Code of Ethics for senior financial officers. The Code of Conduct and Code of Ethics can be found on the Company’s website.

•	A confidential telephone hotline for anonymous reporting of complaints and concerns has been in place since 1994.

•	The Board has adopted a set of Corporate Governance Guidelines which, together with the Company’s certificate of incorporation, by-laws and charters of the various committees, provide the foundation of the Company’s governance. The Corporate Governance Guidelines can be found on the Company’s website.

•	At each of its regularly scheduled meetings, the Board meets in executive sessions which include only non-employee directors. During the executive session at the first regularly scheduled board meeting each calendar year, the non-employee directors elect a presiding director whose responsibilities include setting the agenda for, and leading, the executive sessions.

•	Shareholders desiring to communicate with the Board or with any specific individual director(s) may send such correspondence to the attention of Hugh C. O’Donnell, Secretary, Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206. All such correspondence to the Board or a director should be sealed in a separate envelope and clearly marked “Confidential.” The Secretary will directly forward the communication unopened to the presiding director or specified non-management director(s), as appropriate.

•	The Board considers attendance by directors at the Company’s annual shareholder meetings to be an important governance practice, though no formal attendance policy exists. Eleven directors attended the Company’s 2005 Annual Meeting of Shareholders.

Board Meetings and Committees
      The Board held seven meetings in 2005. Average attendance by directors at the aggregate of the total number of Board and committee meetings was 97%. No director attended fewer than 90% of the aggregate of the total number of meetings of the Board and all committees on which he or she served.
      The Company is committed to a Board with a majority of independent directors, as defined under NYSE rules. The Board has reviewed the independence of its members, applying the NYSE rules and considering any other commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships between the directors and the Company. The Board has determined that Ms. Bailey and Messrs. Allen, Burner, DeCotiis, Segal, Steger, Stullich, Turner, and Yost meet the NYSE independence requirements. Ms. Bailey’s employment as an officer of The Timken Company, a supplier to and customer of the Company, was found not to be inconsistent with a determination that Ms. Bailey is independent.
      The Board has four committees: Audit Committee, Personnel and Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee. A temporary committee, the Capital Structure Committee, was dissolved in May of 2005. The charter of each Board committee, the Company’s Corporate Governance Guidelines, the Company’s Code of Conduct, and the Company’s Code of Ethics are each available on the Company’s website or in print to any shareholder who requests it from the Company’s Corporate Secretary at Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206-2425.
Audit Committee
      The Audit Committee is composed of four non-employee directors. The Board has determined that each of Darryl F. Allen, Sallie B. Bailey, David L. Burner, and Mark L. Segal, being all the members of the Audit Committee, (i) meets the independence requirements of the SEC and the NYSE, (ii) is financially literate within the meaning of the NYSE rules, and (iii) qualifies as an “audit committee financial expert” as defined by the SEC. The Audit Committee assists the Board in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and the sufficiency of auditing relative thereto. The Committee is the Board’s principal agent for evaluating the quality of internal audit, the independence and qualifications of the Company’s independent auditors, the integrity of management, the Company’s compliance with legal and regulatory requirements, and the adequacy of disclosures to shareholders. The Committee is directly responsible for the appointment, compensation, and oversight of the work of the independent auditors. The Committee pre-approves all non-audit services performed by the independent auditor. The Committee meets with members of management, the independent auditors and the internal auditors, both together and privately, to review the quarterly and annual financial statements, audit coverage and results, the adequacy of internal accounting controls, and the quality of financial reporting. The duties and responsibilities of the Audit Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. The Committee held eleven meetings in 2005.
      Mr. David L. Burner serves simultaneously on the audit committees of more than three public companies. The Company does not limit the number of audit committees on which its Audit Committee members may serve; however, the Board of Directors has determined that such service by Mr. Burner, given his other commitments, does not impair Mr. Burner’s ability to serve effectively on the Company’s Audit Committee.
      The foregoing description of the Audit Committee and the “Report of the Audit Committee” included as part of this proxy statement shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Personnel and Compensation Committee
      The Personnel and Compensation Committee is composed of four non-employee directors. Each member of the Committee is independent, as defined by the listing standards of the NYSE. The Committee reviews and approves goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives, and sets the CEO’s total compensation level based on this evaluation, which is reviewed with all independent members of the Board. The Committee also reviews and approves compensation for senior executives as well as incentive compensation plans, equity compensation plans and qualified and non-qualified retirement plans. The Committee annually reviews and approves a management succession plan to assure orderly transition and has sole authority regarding retention, fees and termination of any outside consulting firm assisting in the evaluation of CEO or senior executive compensation. The duties and responsibilities of the Personnel and Compensation Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. The Committee held four meetings in 2005. The Report of the Personnel and Compensation Committee is included as part of this proxy.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee is composed of four non-employee directors. Each member of the Committee is independent, as defined by the SEC and NYSE. The Committee assists the Board by identifying qualified candidates for election to the Board, and develops, recommends and annually reviews criteria for the selection of directors and Corporate Governance Guidelines for the Company. The Committee also reviews and approves the compensation of all non-employee directors of the Company. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. The Committee held four meetings in 2005. The Report of the Nominating and Corporate Governance Committee is included as part of this proxy.
      The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders, directors, officers, and other sources for nominations as a director. When needed, the Committee engages third-party search firms to assist in identifying director candidates. The Committee considers the needs of the Board and evaluates each recommended candidate in light of, among other things, the candidate’s qualifications which are identified in the Corporate Governance Guidelines and the Criteria for Selecting Candidates for the Board of Directors, both of which can be found on the Company’s website at www.milacron.com. In summary, all shareholder recommended candidates should possess the highest personal and professional ethics and integrity as well as substantial and broad senior management experience and/or expertise. Recommended candidates must be willing to devote sufficient time to carrying out his/her duties and responsibilities effectively, free of any conflict of interest, and financially literate. Finally, the Company believes it appropriate for certain key members of the Company’s management to participate as members of the Board, while recognizing that a majority of independent directors must be maintained at all times. All candidates will be reviewed in the same manner, regardless of the source of recommendation.
      A shareholder recommendation of a candidate for director should be sent by mail to the Chairperson, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206-2425. Shareholder recommendations must be received no later than the date for submission of shareholder proposals generally.
      The recommendation letter must, at a minimum, provide the shareholder’s name, address, number and class of shares owned; the candidate’s biographical information, including name, residential and business address, telephone number, age, education, accomplishments, employment history (including positions held and current position), and current and former directorships; and the shareholder’s opinion as to whether the recommended candidate meets the definitions of “independent,” “financially literate,”

and “financial expert” under the NYSE and SEC rules. The recommendation letter must also provide information that would be required to be disclosed in the solicitation of proxies for election of directors under federal securities laws. The shareholder must include the recommended candidate’s statement that he/she meets the requirements and those identified in the Corporate Governance Guidelines and the Criteria for Selecting Candidates for the Board of Directors on the Company’s website; is willing to complete the questionnaire required of all officers and directors; will provide such other information as the Committee may reasonably request, and consents to serve on the Board if elected.
Finance Committee
      The Finance Committee is composed of five non-employee directors. The Finance Committee reviews management recommendations relating to the capital structure, acquisitions and divestitures, allocation of assets and risk management, and oversees management’s fiduciary responsibility for the Company’s defined benefit and defined contribution plans. The duties and responsibilities of the Finance Committee are set forth in its charter, which has been approved by the Board and is available on the Company’s website. The Committee held four meetings in 2005.
Director Compensation and Benefits
      Our compensation program for non-employee directors is designed to attract and retain highly qualified directors and to align their interests with the long-term interests of our shareholders. Mr. Brown, the Board’s only employee director, is not separately compensated for serving on the Board. Following is a summary of the program:

Cash Component. Each non-employee director is entitled to receive an annual cash retainer of $25,000 and a fee of $1,500 for each Board and committee meeting attended, either personally or via telephone conference call. Chairpersons of the Finance Committee, Nominating and Corporate Governance Committee, and Personnel and Compensation Committee are entitled to receive an additional retainer of $4,000, and the chairperson of the Audit Committee is entitled to receive an additional retainer of $7,000.

Equity Component. Each non-employee director is entitled to receive annual equity compensation with an aggregate value of $40,000, consisting of the following: (i) a credit of phantom stock units with a value of $10,000 to his or her deferral account under the Milacron Inc. Director Deferred Compensation Plan, and (ii) an equity award with a value of $30,000 in the form determined annually by the Nominating and Corporate Governance Committee. In addition, each individual who is first elected to the Board is entitled to receive a restricted stock (or equivalent) award in the amount of 2,000 shares.

Other Compensation. Each non-employee director may elect to be covered by $100,000 of company-paid group term life insurance.
Shareholder Meetings: Conducting Business and Notice
      At any meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board or by any shareholder who is entitled to vote with respect thereto and who has given timely notice thereof in writing to the Secretary of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Notice requirements for shareholder proposals at the 2007 Annual Meeting are provided under the heading “Shareholder Proposals for the 2007 Annual Meeting of Shareholders” in this Proxy Statement.
Director Selection or Election by Holders of Series B Preferred Stock
      The holders of record of shares of the Series B Preferred Stock have the right, voting separately as a class, to elect a number of directors to the Board in proportion to the percentage of fully diluted Common Stock represented by their outstanding Series B Preferred Stock (on an as-converted basis), rounded up to the nearest whole number; provided, however, that the number of Series B Directors may at no time exceed a number equal to two-thirds of the total number of directors on the entire Board, less one. Subject to the provisions of applicable law, the rules or regulations of the NYSE or any other securities exchange on which the Common Stock is then listed or traded and the fiduciary duties of the members of the Board, at least one Series B Director must be nominated to serve on each of the committees of the Board. All Series B Directors must meet the requirements of the definition of “independent” under the rules of the NYSE. In addition, no Series B Director shall be entitled to vote in any action by the Board with respect to an exercise of the Company’s option to redeem shares of the Series B Preferred Stock. The Certificate of Designation provides that one officer or employee of each of Glencore Finance AG (“Glencore”) and Mizuho International plc (“Mizuho”) will be exempted from the requirement that Series B Directors be “independent” under the rules of the NYSE.
Compensation Committee Interlocks and Insider Participation
      The Company’s Personnel and Compensation Committee is comprised of Messrs. Burner, DeCotiis, Steger, and Yost, with Mr. Yost serving as Chairperson. Each member of the Committee is independent, as defined by the SEC and the NYSE.

PRINCIPAL HOLDERS OF VOTING SECURITIES
      The following tables set forth, as of March 15, 2006 (unless otherwise indicated), to the Company’s knowledge, the beneficial owners of more than five percent of the Company’s outstanding shares of the Common Stock, Series B Preferred Stock and 4% Preferred Stock. Unless otherwise noted, the individuals or entities named in such tables have sole voting and dispositive power.
Common Stock

			Percent of
		Percent of Class	Voting Power
Beneficial Owner	Shares	Outstanding(1)	Outstanding(2)

Cannell Capital, LLC(3)	5,617,793	11.0	5.1
150 California Street, 5th Floor
San Francisco, CA 94111
Pzena Investment Management, LLC(4)	3,734,850	7.3	3.4
120 West 45th Street, 20th Floor New York, NY 10036
David J. Greene & Company, LLC(5)	3,660,497	7.1	3.3
599 Lexington Avenue
New York, NY 10022
Dimensional Fund Advisors Inc.(6)	3,498,270	6.8	3.2
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Mellon Trust of New England	3,323,459	6.5	3.3	(7)
525 William Penn Place, Suite 3418
Pittsburgh, PA 15259
Trustee — Milacron Employee Benefit Plans
Fine Capital Partners, L.P.(8)	2,786,700	5.4	2.5
152 West 57th Street, 37th Floor New York, NY 10019

Series B Preferred Stock

			Percent of
		Percent of Class	Voting Power
Beneficial Owner	Shares	Outstanding	Outstanding(2)

Glencore Finance AG(9)	287,500	57.5	29.9
Baarermattstrasse 3
CH-6341 Baar
Switzerland
MSD Capital, L.P./ SOF Investments L.P.(10)	75,000	15.0	7.8
645 Fifth Avenue, 21st Floor New York, NY 10022
Ore Hill Hub Fund Ltd.(11)	62,500	12.5	6.5
c/o Ore Hill Partners LLC
650 Fifth Avenue, 9th Floor
New York, NY 10019
Whitebox Convertible Arbitrage Partners, LP	44,400	8.9	4.6
3033 Excelsior Boulevard, #300 Minneapolis, Minnesota 55416
Linden Capital L.P.(12)	27,000	5.4	2.8
18 Church Street, Skandia House
Hamilton, HM22, Bermuda
4% Cumulative Preferred Stock

			Percent of
		Percent of Class	Voting Power
Beneficial Owner	Shares	Outstanding	Outstanding(2)

Mellon Trust of New England	11,126	18.5	3.3	(7)
525 William Penn Place, Suite 3418
Pittsburgh, PA 15259
Trustee — Milacron Employee Benefit Plans
Goldman, Sachs & Co.	7,784	13.0	0.2
180 Maiden Lane New York, NY 10038
Bank One Trust Company, N.A	7,004	11.7	0.2
340 South Cleveland Avenue
Westerville, OH 43081
RBC Dain Rauscher Inc.	5,385	9.0	0.1
510 Marquette Avenue South Minneapolis, MN 55402
Milacron Geier Foundation	3,913	6.5	0.1
2090 Florence Avenue
Cincinnati, OH 45206
(R. D. Brown, J. A. Steger, and C. F.C. Turner,
Trustees)

(1)	Based upon 51,265,132 shares of Common Stock outstanding as of March 15, 2006, not including 17,762 shares held in treasury and not giving effect to the conversion of the Series B Preferred Stock, the exercise of the contingent warrants or the payment of any dividends on the Series B Preferred Stock-in-kind.

(2)	Based upon 51,265,132 shares of Common Stock outstanding as of March 15, 2006, not including 17,762 shares held in treasury and not giving effect to the exercise of the contingent warrants or the payment of any dividends on the Series B Preferred Stock-in-kind. The following chart sets forth the percentage of voting power, as of March 15, 2006, of (a) the holders of the Company’s Common Stock, (b) the holders of the Company’s Series B Preferred Stock and (c) the holders of the Company’s 4% Preferred Stock, based upon 51,265,132 shares of Common Stock outstanding as of March 15, 2006, not including 17,762 shares held in treasury, and giving effect solely to the exercise of the contingent warrants and the payment of pay-in-kind dividends on the Series B Preferred Stock from December 31, 2005 through to its mandatory conversion date (and without giving effect to any other transactions that the Company may enter into during the applicable periods that would result in additional dilution).

			On Series B
			Preferred Stock
			Mandatory
			Conversion Date
			(June 10, 2011)
			Assuming Pay-in-
			kind Dividends on
	As of	Following Exercise	Series B Preferred
	March 15,	of Contingent	Stock Until Such
	2006	Warrants(a)	Date(b)

Holders of Common Stock(c)	46.7%	46.2%	36.1%
Holders of Series B Preferred Stock(d)	52.0%	52.5%	62.9%
Holders of 4% Cumulative Preferred Stock (e)	1.3%	1.3%	1.0%

(a)	Assumes that all contingent warrants and Common Stock issued upon exercise thereof are held by holders of Series B Preferred Stock.

(b)	Assumes exercise of the contingent warrants, that all Common Stock issued upon exercise thereof continues to be held by holders of Series B Preferred Stock, and that each quarterly dividend due to the holders of Series B Preferred Stock until the date of the mandatory conversion on June 10, 2011, beginning with the dividend due on March 1, 2006, is paid in-kind with shares of Series B Preferred Stock.

(c)	Each holder of Common Stock is entitled to one vote for each share of Common Stock held.

(d)	Each holder of Series B Preferred Stock is entitled to one vote for each share of Common Stock into which each share of Series B Preferred Stock is convertible.

(e)	Each holder of 4% Preferred Stock is entitled to 24 votes for each such share of 4% Preferred Stock held.

(3)	As reported in Schedule 13G/ A dated February 13, 2006 filed with the SEC by J. Carlo Cannell, the controlling member of Cannell Capital, LLC. Cannell Capital, LLC acts as the investment adviser to The Cuttyhunk Fund Limited, which owns 1,226,136 shares of Common Stock, The Anegada Master Fund Limited, which owns 1,266,706 shares of Common Stock, TE Cannell Portfolio, Ltd., which owns 1,028,077 shares of Common Stock, and is the general partner of and investment adviser to Tonga Partners, L.P., which owns 1,986,874 shares of Common Stock. Cannell Capital, LLC (and as its controlling member, J. Carlo Cannell) has the right or the power to direct the receipt of dividends from the shares of Common Stock, and to direct the receipt of proceeds from the sale of Common Stock, to Cannell Capital, LLC’s investment advisory clients.

(4)	As reported in Schedule 13G/ A dated February 14, 2006 filed with the SEC by Pzena Investment Management, LLC (“Pzena”), a registered investment advisor, with respect to shares of Common Stock of which clients of Pzena have the right to receive and the ultimate power to direct the receipt of dividends, or the proceeds of sale. Pzena also reported sole voting power with respect to 3,255,100 of the shares of Common Stock as to which it reported sole dispositive power.

(5)	As reported in Schedule 13G dated February 9, 2006 filed with the SEC by David J. Greene and Company, LLC (“David J. Greene”), a registered broker or dealer and an investment advisor, with respect to shares of which David. J. Greene has shared dispositive power and of which clients of David J. Greene have the right to receive dividends and proceeds of sale. David J. Greene also reported shared voting power with respect to 2,687,235 of the shares of Common Stock as to which it reported shared dispositive power.

(6)	As reported in Schedule 13G/ A dated February 1, 2006 filed with the SEC by Dimensional Fund Advisors Inc., an investment advisor, with respect to shares of Common Stock held by funds as to which it serves as investment advisor or manager. Dimensional Fund Advisors Inc. possesses investment and/or voting power over the Common Stock owned by such funds.

(7)	Includes both the 3,323,459 shares of Common Stock and the 11,126 shares of 4% Cumulative Preferred Stock beneficially owned by Mellon Trust of New England.

(8)	As reported in Schedule 13D dated February 17, 2006 filed with the SEC by Fine Capital Partners, L.P., an investment manager to certain private investment funds, Fine Capital Advisors, LLC, as the general partner of Fine Capital Partners, L.P., and Debra Fine, as a principal of Fine Capital Partners, L.P. and Fine Capital Advisors, LLC, with respect to 2,786,700 shares beneficially held by such persons. Such persons do not directly own any shares of Common Stock.

(9)	As reported in Amendment No. 3 to Schedule 13D dated March 21, 2006 filed with the SEC by Glencore Finance AG with regard to 287,500 shares of Series B Preferred Stock beneficially held with shared voting and dispositive power by Glencore Finance AG, Glencore International AG, and Glencore Holding AG. Steven N. Isaacs, the Chairman and Managing Director of Glencore Finance AG, is a director of the Company. See the “Share Ownership of Directors and Executive Officers” table for information regarding Mr. Isaacs’s beneficial ownership of shares of Series B Preferred Stock.

(10)	As reported in Schedule 13G filed by MSD Capital, L.P. and SOF Investments, L.P., dated March 20, 2006, with regard to 75,000 shares of Series B Preferred Stock held by SOF Investments, L.P., with shared voting and dispositive power. MSD Capital, L.P. is the general partner of SOF Investments, L.P. and therefore may be deemed to be the indirect beneficial owner of such shares.

(11)	As reported in Schedule 13G filed by Ore Hill Hub Fund Ltd. and Ore Hill Capital Partners LLC, dated March 22, 2006, with regard to 62,500 shares of Series B Preferred Stock held by Ore Hill Hub Fund Ltd. with shared voting and dispositive power. Ore Hill Capital Partners LLC is the investment manager of Ore Hill Hub Fund Ltd. and, accordingly, may be deemed to have voting and dispositive power with respect to such shares.

(12)	As reported in Schedule 13G filed by Linden Capital LP and Siu Min Wong, dated March 24, 2006, with regard to 27,000 shares of Series B Preferred Stock held by Linden Capital LP with shared voting and dispositive power. Siu Min Wong is the control person of Linden Capital LP and may be deemed to beneficially own such shares.
SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth the beneficial ownership of Common Stock, Series B Preferred Stock and 4% Preferred Stock as of March 20, 2006, for each of the directors and for each of the executive officers named in the Summary Compensation Table included in this Proxy Statement. For further information regarding our executive officers, reference is made to the section titled “Executive Officers of the Registrant” in Part I of the Company’s Form 10-K filed with the SEC on March 13, 2006, and which accompanies this Proxy Statement.

		Percent of	Series B	Percent of	4%	Percent of
	Common	Class	Preferred	Class	Preferred	Class
Name	Stock(1)	Outstanding	Stock	Outstanding	Stock	Outstanding

Darryl F. Allen(2)	25,512	*	—	—	—	—
Sallie B. Bailey(2)	0	0	—	—	—	—
Ronald D. Brown(3)	1,449,859	2.8	—	—	—	—
David L. Burner(2)	22,060	*	—	—	—	—
H. Christopher DeCotiis(2)	2,000	*	—	—	—	—
Steven N. Isaacs(2)(4)	6,461	*	287,500	57.5	—	—
Mark L. Segal(2)	2,000	*	—	—	—	—
Joseph A. Steger(2)(3)	26,980	*	—	—	—	—
Duane K. Stullich(2)	2,904	*	—	—	—	—
Charles F. C. Turner(2)(3)	13,638	*	—	—	342	0.6
Larry D. Yost(2)	2,000	*	—	—	—	—
Karlheinz Bourdon(2)	47,866	*	—	—	—	—
David E. Lawrence	175,179	*	—	—	—	—
Robert C. McKee	265,039	*	—	—	—	—
Hugh C. O’Donnell	351,907	*	—	—	—	—
All directors and named executive officers as a Group(5)	2,393,405	4.7	287,500	57.5	342	0.6

*	Denotes less than 1%.

(1)	The amounts shown include (a) the following shares that may be acquired within 60 days pursuant to outstanding option grants: Mr. Bourdon 44,150 shares, Mr. Brown 260,000 shares, Mr. Lawrence 23,375 shares, Mr. McKee 74,750 shares, Mr. O’Donnell 85,000 shares, Mr. Allen 12,500 shares, Mr. Burner 10,500 shares, Mr. Isaacs 500 shares, Mr. Steger 14,500 shares, Mr. Turner 3,500 shares, and 570,925 shares for all directors and executive officers as a group; (b) the following shares allocated to participant accounts under the Milacron Retirement Savings Plan, according to information furnished by the Plan Trustee: Mr. Brown 4,386 shares, Mr. Lawrence 7,804 shares, Mr. McKee 1,504 shares, Mr. O’Donnell 4,371 shares, and 26,065 shares for all directors and executive officers as a group; and (c) the following shares held by certain members of the individuals’ families as to which beneficial ownership is disclaimed: Mr. Brown 145 shares and Mr. Turner 25 shares.

(2)	The amounts shown do not include: (a) 232,507 Phantom Stock Units held by Mr. Bourdon pursuant to phantom stock accounts which may be settled in cash or stock at the discretion of the Company; (b) credits of stock units under the Company’s deferred compensation plans for non-employee directors as follows: Mr. Allen 81,219 units, Ms. Bailey 31,161 units, Mr. Burner 65,932 units, Mr. DeCotiis 27,851 units, Mr. Isaacs 30,949 units, Mr. Segal 30,083 units, Mr. Steger 44,234 units, Mr. Stullich 30,083 units, Mr. Turner 35,637 units, and Mr. Yost 30,083 units; and (c) 9,331 deferred shares each for Messrs. Allen, Burner, Isaacs, Segal, Steger, Stullich, Turner, Yost and Ms. Bailey granted pursuant to the Milacron Inc. 2004 Long-Term Incentive Plan.

(3)	The amounts shown do not include 3,913 shares of 4% Preferred Stock held by the Milacron Geier Foundation (of which Messrs. Brown, Steger, and Turner are Trustees), as to which shares beneficial ownership is disclaimed.

(4)	The amount shown, which is 57.5% of the outstanding Series B Preferred Stock, represents the shares owned by Glencore of which Mr. Isaacs has the right to direct dispositions and voting. See footnote 9 to the “Principal Holders of Voting Securities” table for further information regarding Glencore’s holdings of Series B Preferred Stock.

(5)	Directors’ and all executive officers’ (including those not named in the table above) beneficial ownership as a group is: 5.8% of the outstanding Common Stock (19 persons), 57.5% of the outstanding Series B Preferred Stock (1 person) and 0.6% of the outstanding 4% Preferred Stock (1 person). In the event of full conversion of all Series B Preferred Stock, directors and executive officers’ beneficial ownership as a group of outstanding Common Stock would be 2.8% excluding Mr. Isaacs’ interest in Glencore’s holdings and 33.1% including Mr. Isaacs’ interest in Glencore’s holdings.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      During the year 2005 and through March 1, 2006, the Company had outstanding loans in excess of $60,000.00 made prior to 2002 to Mr. Brown under the Company’s employee stock loan program for the purposes of exercising stock options and purchasing stock, and for paying related withholding taxes due as a result of such actions or the lapse of restrictions on restricted stock, all under the Company’s long-term incentive plans. Mr. Brown had loans with interest rates ranging from 5.17% to 7.38%, with the largest aggregate amount of indebtedness outstanding at any time during such period being $126,864.69, and the principal balance of all such loans outstanding at the end of the period being $100,014.58. In 2002 the Company discontinued the employee stock loan program, allowing for the repayment of existing loans in accordance with their respective terms. Pursuant to the employee stock loan program, the loans are to be repaid over not more than 10 years unless the related stock is divested by the employee prior to such time, in which case all amounts owing become payable. The interest rate for each loan was the Applicable Federal Rate in effect under Section 1274(d) of the Internal Revenue Code of 1986, as amended, as of the day on which the loan was made.
BENEFITS AND COMPENSATION
Retirement Benefits
      The calculation of estimated annual retirement benefits under the Milacron Retirement Plan (the “Retirement Plan”) is based upon years of service and average earnings for the five consecutive years of highest compensation during such service. Earnings include all cash compensation, including amounts received under the Short-Term Management Incentive Program, but exclude benefits or payments received under long-term incentive plans or any other employee benefit plan. The Retirement Plan is non-contributory and limits the individual annual benefit to the maximum level permitted under existing law. The credited years of service under the Retirement Plan for the executive officers named in the Summary Compensation Table set forth below are: 25 for Mr. Brown, 14 for Mr. McKee, and 18 for Mr. O’Donnell. Directors who are not officers or employees of the Company are not eligible to participate in the Retirement Plan.
      Messrs. Bourdon and Lawrence are not participants in the Retirement Plan. Mr. Bourdon, a German citizen, is a participant in the Milacron Europe Retirement Plan which provides a benefit based upon: (i) the participant’s salary, (ii) the participant’s years of service, and (iii) an adjustment factor based on the ratio of pensionable pay to the creditable contribution ceiling in the German State Scheme. The estimated annual benefit payable to Mr. Bourdon at age 65 under this plan (assuming pay as of December 31, 2005 and continued participation in the plan until age 65) is € 54,636 per year.

      The table below shows examples of pension benefits which are computed on a straight life annuity basis before deduction of the offset provided by the Retirement Plan, which is up to one-half of the primary Social Security benefit, depending on length of service:

Highest Consecutive	Estimated Annual Pension for Representative Years of Credited Service
Five-Year Average
Compensation	10	15	20	25	30	35 or more

$100,000	$15,000	$22,500	$30,000	$37,500	$45,000	$52,500
$250,000	$37,500	$56,250	$75,000	$93,750	$112,500	$131,250
$500,000	$75,000	$112,500	$150,000	$187,500	$225,000	$262,500
$750,000	$112,500	$168,750	$225,000	$281,250	$337,500	$393,750
$1,000,000	$150,000	$225,000	$300,000	$375,000	$450,000	$525,000
$1,250,000	$187,500	$281,250	$375,000	$468,750	$562,500	$656,250
      Under existing law, the Retirement Plan limits the amount of annual earnings that may be taken into account to $220,000 (as adjusted) and provides that annual retirement benefits may not exceed $175,000 (as adjusted). Benefits in excess of these limits will be paid to executive officers directly by the Company under a non-qualified supplemental retirement plan.
      The Company’s supplemental plans provide certain executive officers (including the executive officers named in the Summary Compensation Table) meeting certain eligibility, age and service requirements as an executive officer, an annual benefit at retirement. Credited years of service as an executive officer under the supplemental plans for executive officers named in the Summary Compensation Table set forth below are: 1 for Messrs. Bourdon, Lawrence, and McKee, 16 for Mr. Brown, and 6 for Mr. O’Donnell.
      The table below shows examples of the annual benefits payable at age 65 under the supplemental plans, computed on a straight life annuity basis.

	Estimated Annual Pension for Representative Years of Officer Service
Highest Consecutive
Three-Year Average						10 or more
Compensation	1	2	4	6	8	years*

$100,000	$1,000	$2,000	$4,000	$6,000	$8,000	$10,000
$250,000	$2,500	$5,000	$10,000	$15,000	$20,000	$25,000
$500,000	$5,000	$10,000	$20,000	$30,000	$40,000	$50,000
$750,000	$7,500	$15,000	$30,000	$45,000	$60,000	$75,000
$1,000,000	$10,000	$20,000	$40,000	$60,000	$80,000	$100,000
$1,250,000	$12,500	$25,000	$50,000	$75,000	$100,000	$125,000

*	Executive officers with 10 or more years of officer service receive the higher of 10% of their average compensation or 52.5% of their average compensation reduced by benefits received from all other Company provided retirement plans, including the Retirement Plan, the Retirement Savings Plan, the Milacron Supplemental Retirement Plan and the Milacron Europe Retirement Plan.
Executive Severance Agreements
      The Company has entered into Executive Severance Agreements (the “Severance Agreements”) with its named executive officers and certain other key executives. The Severance Agreements are automatically extended in one year increments (unless notice by the Company is otherwise given) and, in any event, will continue in effect for a period of two years beyond the term if a Change in Control (as defined below) of the Company occurs.

      Generally, a “Change in Control” of the Company will be deemed to have occurred if: (i) anyone acquires 20% or more of the outstanding voting stock of the Company; (ii) the persons serving as directors of the Company as of the date of the agreement, and replacements or additions subsequently approved by at least 60% of the incumbent Board, cease to make up a majority of the Board; (iii) a merger, consolidation, or reorganization occurs after which the holders of the Company’s outstanding stock immediately preceding such transaction own less than 66 2/3 % of the surviving corporation; (iv) the Company disposes of all or substantially all of its assets; or (v) the shareholders of the Company approve a plan of liquidation or dissolution of the Company.
      In the event that an executive’s employment is terminated without “cause” or the executive terminates his employment for “good reason” within two years following a Change in Control, the executive is entitled to the following additional benefits: (i) a portion of the executive’s target annual incentive award for the year of termination; (ii) a cash payment equal to the value of all outstanding long-term incentive awards, assuming maximum performance; (iii) an amount equal to three times (CEO) or two times (other executives) the sum of the executive’s base salary and highest bonus award; (iv) a payment equal to the additional retirement benefits that the executive would have accrued had he received three years (CEO) or two years (other executives) of additional age and service credit under the Company’s retirement plans; (v) outplacement services for a period of one year; (vi) reimbursement of legal fees incurred by the executive as a result of such termination; and (vii) continuation of all life, disability and accident insurance, and medical plan coverage for a period of three years (CEO) or two years (other executives). Furthermore, if any of these payments would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Company will “gross-up” the executive’s compensation for all such excise taxes. The events related to the 2004 recapitalization were considered a Change in Control for purposes of these benefits. Therefore, executives covered by a Severance Agreement on the effective date of the change in control will become entitled to these benefits if, within two years following such event, their employment is terminated without “cause” or they leave for “good reason.”
      On the recommendation of independent advisors to the Personnel & Compensation Committee of the Board of Directors, in an effort to retain key employees during the uncertainty created by the recapitalization process, the Company established a Temporary Enhanced Severance Plan effective November 1, 2003 and extending through December 31, 2005 for certain key employees, including Messrs. Brown, Lawrence, McKee, and O’Donnell. Had the Company terminated a participant’s employment without “cause” during this period, he or she would have been entitled to a continuation of base salary for a period of months (ranging from 6 months to 36 months depending on the participant’s position) and outplacement assistance. In exchange for these benefits, the participants agreed to be subject to standard non-competition, non-solicitation and confidentiality provisions. The benefits provided under this plan would not be cumulative to any other severance benefits to which a participant would have been entitled. In the event a participant would receive benefits under another severance arrangement, such as the Severance Agreements, then the payments under this plan would have been reduced by a like amount.
      Effective February 1, 2005, Ferromatik Milacron Maschinenbau GmbH, a subsidiary of the Company, and Mr. Bourdon entered into a Service Contract For Managing Director (the “Employment Contract”). The Employment Contract restates and updates, in light of Mr. Bourdon’s election as an officer of Milacron Inc., the terms of employment contained in a previous agreement. The Employment Contract indicates, among other things, that: Mr. Bourdon shall continue to act as Managing Director of Ferromatik Milacron Maschinenbau GmbH; Mr. Bourdon’s gross annual salary shall be € 250,000; and, Mr. Bourdon shall participate in the Milacron Europe Retirement Plan and shall participate in the other plans and programs available to employees of Ferromatik Milacron Maschinenbau GmbH. In addition, the Employment Contract states that Mr. Bourdon may participate in such other benefit plans as determined by the Personnel and Compensation Committee of the Milacron Inc. Board of Directors. The

Employment Contract has an initial term of one year and renews automatically for one year periods, unless either party to the contract provides advance notice of termination. The Employment Contract also contains provisions that, following Mr. Bourdon’s separation from Ferromatik Milacron Maschinenbau GmbH, except in the case of retirement, restrict Mr. Bourdon’s ability to compete with Ferromatik Milacron Maschinenbau GmbH for two years and require Ferromatik Milacron Maschinenbau GmbH to compensate Mr. Bourdon at a reduced salary during this period.
Summary Compensation Table

		Annual Compensation(1)			Long-Term Compensation

					Awards		Payouts

						Shares
				Other	Performance/	Underlying	LTIP
Name		Salary	Bonus	Annual	Restricted	Stock	Payouts	All Other
Principal Position	Year	($)	($)	Comp.($)	Stock($)(2)	Options(#)	($)	Comp.($)(3)

R. D. Brown	2005	648,085	0	28,609	1,113,000	0	0	2,100
Chairman, President and	2004	627,500	275,000	32,253	1,326,000	0	0	199,150
Chief Executive Officer	2003	600,000	0	2,238	465,040	0	0	2,000
K. Bourdon	2005	295,274	43,567	0	286,200	0	0	0
Vice President and President —	2004	286,576	75,648	0	272,813	0	0	0
Global Plastics Machinery(4)(5)
H. C. O’Donnell	2005	255,650	0	21,018	238,500	0	0	2,116
Sr. V.P., General Counsel	2004	246,867	89,103	17,490	265,200	0	0	31,373
and Secretary	2003	230,004	11,500	6,335	137,240	0	0	1,725
D. E. Lawrence	2005	212,024	37,794	6,549	190,800	0	0	9,205
Vice President and President —	2004	203,100	27,010	44	176,800	0	0	9,298
Global Mold Technology(4)
R. C. McKee	2005	212,004	50,302	7,600	190,800	0	0	2,102
Vice President and President —	2004	197,700	63,512	9	176,800	0	0	28,226
Global Industrial Fluids(4)

(1)	Includes amounts earned in fiscal year.

(2)	Performance Share Awards: On February 11, 2003, June 11, 2004, and February 11, 2005, the Personnel and Compensation Committee of the Board of Directors awarded performance share grants in the form of restricted stock under the 1997 (for the 2003 grants) and 2004 (for the 2004 and 2005 grants) Long-Term Incentive Plans. Mr. Brown was awarded 12,000 shares in 2003, 300,000 shares in 2004 and 262,500 shares in 2005; Mr. O’Donnell was awarded 2,000 shares in 2003, 60,000 shares in 2004 and 56,250 shares in 2005; Mr. Lawrence was awarded 40,000 shares in 2004 and 45,000 shares in 2005; and Mr. McKee was awarded 40,000 shares in 2004 and 45,000 shares in 2005. Under the terms of these restricted stock grants, the restricted stock vests only upon the achievement of certain performance targets during a three-year performance period; however, the 2003 grants were forfeited in exchange for a payment by the Company as a result of the changes in control of the Company in 2004. Mr. Bourdon was granted phantom performance-based stock awards in amounts equivalent to 60,000 shares in 2004 and 67,500 shares in 2005. These awards will vest only if certain performance targets are met during a three-year performance period and can be settled either in cash or in stock, at the discretion of the Company.

The performance-based restricted stock and the phantom performance-based stock awards granted in 2004 and 2005 will vest based on the extent to which the Company attains certain levels of cumulative earnings before interest, taxes, depreciation and amortization (EBITDA) for the three-year performance period. No awards will vest unless a certain pre-established threshold of cumulative EBITDA is achieved.

Restricted Stock Awards: On November 6, 2003 and February 11, 2005, the Personnel and Compensation Committee awarded time-based restricted stock under the 1994 (for the 2003 grants) and 2004 (for the 2005 grants) Long-Term Incentive Plans, which vests at the end of 3 years (for awards made in 2003, 50% will vest at the end of 2 years) provided the executive is still employed by the Company, has retired from the Company or has become disabled, as follows: Mr. Brown, 160,000 shares in 2003 and 87,500 shares in 2005; Mr. O’Donnell, 50,000 shares in 2003 and 18,750 shares in 2005; Mr. Lawrence, 15,000 shares in 2005; and Mr. McKee, 15,000 shares in 2005. The 2003 grants became fully vested in 2004 as a result of a change in control of the Company. The Personnel and Compensation Committee also granted phantom time-based restricted stock awards to Mr. Bourdon on February 10, 2004 and February 11, 2005, in amounts equivalent to 2,080 shares and 22,500 shares, respectively. The 2004 award will vest at the end of 2 years and the 2005 award will vest at the end of 3 years. These awards can be settled either in cash or in stock, at the discretion of the Company.

The values of the awards under the Long-Term Incentive Plans shown in the table are based on the closing prices of $4.62 for the February 11, 2003 awards, $2.56 for the November 6, 2003 awards, $3.66 for the February 10, 2004 awards, $4.42 for the June 11, 2004 awards and $3.18 for the February 11, 2005 awards.

Dividends — Dividends are paid on all restricted stock granted under the Long-Term Incentive Plans at the same time and the same rate as dividends are paid to the shareholders on unrestricted stock. Dividends are similarly credited on phantom performance-based and phantom time-based stock awards in the form of additional whole and fractional phantom shares.

NOTE: The total number of shares of restricted stock held by the listed officers and the aggregate market value at the end of the Company’s fiscal year are as follows: Mr. Brown held 562,500 performance-based restricted shares valued at $708,750 and 87,500 time-based restricted shares valued at $110,250; Mr. O’Donnell held 116,250 performance-based restricted shares valued at $146,475 and 18,750 time-based restricted shares valued at $23,625; Mr. Lawrence held 85,000 performance-based restricted shares valued at $107,100 and 15,000 time-based restricted shares valued at $18,900; and Mr. McKee held 85,000 performance-based restricted shares valued at $107,100 and 15,000 time-based restricted shares valued at $18,900. Mr. Bourdon held 129,107 phantom performance-based restricted shares valued at $162,675 and 47,102 phantom time-based restricted shares valued at $59,349. Aggregate market value is based on the closing price of $1.26 per share at December 30, 2005.

(3)	Consists of matching contributions by the Company on behalf of the named executive officers under the Company’s Retirement Savings Plan (defined contribution plan), and for Mr. Lawrence, an additional amount in lieu of his participation in the Company’s defined benefit plan.

For 2004, amounts shown in the table for Messrs. Brown, O’Donnell, and McKee also include payments received under the Company’s long-term incentive plans as a result of the changes in control of the Company due to the Company’s recapitalization in that year.

(4)	Messrs. Bourdon, Lawrence, and McKee became executive officers of the Company on August 2, 2004.

(5)	Amounts shown for salary and bonus converted from Euros into dollars at the exchange rate in effect on December 30, 2005.

Aggregated Option Exercises in Last
Year and Fiscal Year-End Option Values

			Number of
			Securities Underlying		Value(1) of Unexercised,
			Unexercised Options at		In-the Money Options
	Number of		Fiscal Year-End (#)		Held at Fiscal Year-End ($)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)

R. D. Brown	0	$0	260,000	0	$0	$0
K. Bourdon	0	$0	45,950	0	$0	$0
H. C. O’Donnell	0	$0	85,000	0	$0	$0
D. E. Lawrence	0	$0	27,375	0	$0	$0
R. C. McKee	0	$0	78,050	0	$0	$0

(1)	Based on a fair market value (average of high and low market prices) of Company Common Stock on December 30, 2005, of $1.245.
PERFORMANCE GRAPH
Comparison of 5-Year Cumulative Total Shareholder Return(1)
Milacron Inc., Russell 2000 Index and S&P SmallCap 600 Indl Machinery Index

(1)	Total Shareholder Return assumes $100.00 invested on December 31, 2000 and reinvestment of dividends on a quarterly basis.

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE
To Our Shareholders
      The Personnel and Compensation Committee of the Board of Directors annually reviews and establishes all aspects of the Company’s executive compensation for the Chief Executive Officer and other officers of the Company and reviews its decisions regarding such matters with the other independent members of the Board. The Committee consists entirely of non-employee directors who are independent based on the New York Stock Exchange listing rules.
      The Committee’s primary objective in establishing compensation opportunities for the Company’s officers is to support the Company’s goal of aligning the interests of executives with those of shareholders. To achieve this objective, the Committee has established the following guiding principles for executive compensation:

•	Our compensation program should attract, retain, motivate and reward highly competent executives necessary for the Company’s leadership and growth.

•	A significant portion of compensation should be “at risk” and performance-based dependent upon the Company’s annual and long-term performance.

•	Our compensation program should include stock-based awards in order to foster alignment of shareholder and executive interests and to encourage stock ownership by executives.
      The Committee believes that the Company’s current compensation programs are in line with the above-mentioned principles and support the Company’s business mission and contribute to the Company’s financial success. The Committee considers total compensation paid to its executive officers when establishing each component of pay.
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its chief executive officer and four other most highly compensated executive officers. Certain “performance based” compensation is not subject to this limitation of deductibility provided that certain requirements are met. The Committee evaluates the tax impact of the Company’s executive compensation arrangements in light of the Company’s overall compensation philosophy. Indeed, in June 2004 the Board of Directors adopted and the shareholders approved the 2004 Long-Term Incentive Plan, which is structured so that certain awards granted under that plan, such as stock options and other performance-based awards, will qualify for the performance-based compensation exception and will not be subject to the $1 million limit. From time to time, however, the Committee may award compensation that is not fully deductible if it determines that such awards are consistent with this philosophy and is in the best interests of the Company and its shareholders.
Base Salary
      The Committee annually reviews each officer’s base salary. The factors which influence Committee determinations regarding base salary generally include individual job performance, level of responsibilities, breadth of knowledge, prior experience, internal pay equity considerations, economic and business conditions affecting the Company at the time of the evaluation, expected contributions of the individual executives, and compensation policies and practices of our compensation comparator groups described below. The weight given to each of these factors differed from individual to individual, as the Committee deemed appropriate.
      In January of 2005 the Committee retained an independent compensation consulting firm, Towers Perrin, to assist the Committee in determining competitive total compensation, including base salaries, for our executive officers and CEO. This review analyzed compensation data from the General Industry companies found in the Towers Perrin 2004 Database, as well as a custom comparator group comprised of 26 similarly-sized manufacturing companies found within the above-mentioned database, with both groups being regressed to Milacron’s revenues.
      Based on its annual review of each executive officer and the data collected from the compensation comparator groups, the Committee approved an average merit increase of 3.69% for its named executive officers in 2005. These base salaries are within the median range of salaries paid to executives of the companies included in the compensation comparator groups described above.
Annual Incentive Compensation
      The Company’s executive officers, including the CEO, are eligible for an annual performance-based cash bonus under its 2002 Short-Term Incentive Plan. The 2002 Short-Term Incentive Plan provides a balance between the short-term and long-term financial goals and objectives of the Company and contributes to the principle of having a significant portion of executive pay “at-risk” and performance based. Under the bonus program, eligible participants receive a target bonus opportunity each year expressed as a percentage of base salary. The target bonus opportunity percentages ranged from 80% of base salary for the CEO, 50% of base salary for our other executive officers, and 15% to 40% of base salary for our other participants, depending on their position and level of responsibility. When establishing these target bonus opportunity percentages, the Committee considered incentive cash compensation data from companies in the compensation comparator groups described above. In general, the target bonus opportunity is designed to deliver incentive cash compensation at or near the 50th percentile of incentive cash compensation paid to executives in our compensation comparator groups.
      For 2005, there were two performance goals under the Short-Term Incentive Plan: one based on achieving a specified reduction in average working capital as a percentage of sales and another based on achieving a specified earnings target. These performance goals were described in terms of business unit objectives for Messrs. Bourdon, Lawrence and McKee and corporate objectives for our other executive officers. For Mr. McKee, 65% of his bonus opportunity was weighted to earnings targets and 35% to working capital as a percent of sales targets. For all other executive officers, each goal was equally weighted at 50% of the total bonus opportunity.
      For each of these performance goals, the committee established a minimum, target and superior level of performance, and then assigned to those levels a performance percentage of 0%, 100% and 200%, respectively. At the end of the performance period, the Committee determined the achieved percentage for each performance goal based on actual performance to determine the bonus payment. The Committee had the discretion under the bonus plan to increase or decrease the resulting bonus payment by as much as 30%.
      In 2005, certain business units of the Company did achieve either, or both, the earnings and/or average working capital as a percent of sales targets; therefore, for those executives whose bonus was subject in whole or in part to business unit objectives, the total achieved award percentages ranged from 29.5% to 43.1%. The achieved award percentage for each executive officer was multiplied by the executive’s target bonus opportunity, to determine the bonus payable. The Committee exercised its discretion to increase certain bonus payments in 2005, in accordance with the terms of the Plan. The Company, however, did not meet the established minimum levels for either the earnings or average working capital as a percent of sales targets; therefore, those executive officers whose bonus was subject to the achievement of these two performance measures for the entire Company did not earn any bonus in 2005. The resulting bonuses for our named executive officers are shown in the Summary Compensation Table of this Proxy Statement.

Long-Term Incentive Compensation
      Our long-term incentive compensation program is administered under our 1994, 1997 and 2004 Long-Term Incentive Plans, each of which was approved by our shareholders. The Committee believes that equity-based compensation, the value of which depends upon the Company’s future financial performance and stock price, provides a longer-term incentive to its executive officers and other key employees, and aligns the interests of executives with those of the shareholders.
      In 2005, the Committee decided to grant restricted stock, 75% of which was performance-based, to our executive officers. All or a portion of the restricted stock generally will vest on February 11, 2008, provided that the executive has been continuously employed with the Company from the date of grant until such time, and with respect to the performance-based restricted stock, the Committee determines that all or a portion of certain management objectives specified in the performance-based awards have been satisfied. The management objectives for the performance-based restricted stock are based on the Company achieving specified cumulative levels of earnings during the three-year performance period ending on December 31, 2007.
      The number of shares subject to each award was set at a level intended to create a meaningful opportunity for stock ownership, based on the individual’s position with the Company, the base salary and target bonus opportunity associated with that position, the size of comparable awards made to individuals in similar positions within the compensation comparator groups, the individual’s potential for increased responsibility and promotion over the award term, and the individual’s personal performance in recent periods. The weight given to each of these factors differed from individual to individual, as the Committee deemed appropriate.
      Consistent with the above criteria, the Committee granted restricted stock to the named executive officers as set forth on the Summary Compensation Table of this Proxy Statement.
Other Benefits
      The Company’s executive compensation program also includes benefits such as health and life insurance, financial and tax planning assistance, and a Company leased automobile. In 2004 the Committee retained an independent compensation consulting firm, Towers Perrin, to conduct a review of the executive benefits and perquisites provided to the Company’s executive officers. This review included an evaluation of the prevalence and costs relative to market practices, including the competitiveness of the projected executive retirement benefits as described under the sub-caption “Retirement Benefits” of this Proxy Statement. The analysis concluded that the Company’s executive benefits and perquisites are relatively modest compared to market practices and the Committee determined that no changes were necessary. In 2005 the Company made no changes to its benefits programs for its executives.
CEO Compensation
      The Committee followed the same policies and philosophy described above in determining the compensation of Mr. Ronald D. Brown, the Company’s Chairman, President and Chief Executive Officer. The principal components of Mr. Brown’s compensation package for the 2005 fiscal year are described below.
      In 2005, Mr. Brown’s base salary was increased by 3.17% from $630,000 to $650,000 per year. When establishing Mr. Brown’s base salary, the Committee considered his leadership, key contributions and performance towards achieving important strategic objectives, and in dealing with major corporate challenges and opportunities, including the successful debt refinancing, the establishment of a China joint venture, the expansion of sales and service into strategic markets, and the completion of certain operational restructuring initiatives. The Committee believes this salary is commensurate with its compensation philosophy and appropriately reflects the responsibilities of the Company’s Chief Executive Officer.
      During 2005, Mr. Brown’s target bonus opportunity under the 2002 Short-Term Incentive Plan was 80% of his base pay. His performance goals under the plan related to the Company achieving a specified reduction in average working capital as a percentage of sales and a specified earnings target. As described above under “Annual Incentive Compensation,” in 2005 the Company did not meet the established minimum levels for either performance measure; therefore, Mr. Brown earned no bonus in 2005.
      During 2005, Mr. Brown was granted 262,500 performance-based restricted shares and 87,500 time-based restricted shares under the 2004 Long-Term Incentive Plan. The restricted shares granted to Mr. Brown are subject to the same terms and conditions outlined in “Long-Term Incentive Compensation” above. These awards were intended to create a meaningful opportunity for stock ownership for Mr. Brown, based on his position with the Company, his base salary and target bonus opportunity, the size of comparable awards made to CEOs of companies within the compensation comparator groups, and his personal performance in recent periods, as described above.

The Personnel & Compensation Committee

Larry D. Yost, Chairperson
David L. Burner
H. Christopher DeCotiis
Joseph A. Steger
REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
      The Nominating and Corporate Governance Committee met four times during the year. The Committee reviewed and ratified its charter, which provides that the Committee is responsible for the nomination of directors and the Company’s corporate governance practices. The Committee assumed a leadership role in maintaining the corporate governance of the Company. It reviewed the Company’s corporate governance guidelines, code of business conduct, and code of ethics for senior financial officers, and recommended to the Board proposed changes, which the Board adopted. The Committee arranged for the dissemination and disclosure of these and other corporate governance documents, including its charter, to employees and shareholders via the Company’s website. The address of the website is www.milacron.com. These documents are also available upon request from the corporate secretary. No waivers were sought or granted from the Company’s Code of Conduct in 2005. The Committee is not aware of any situation or circumstances that would require a waiver.
      In 2005, the Committee considered as a candidate for director Mr. H. Christopher DeCotiis, who was recommended by the Company’s Series B Preferred Stock holders. The Committee evaluated Mr. DeCotiis following the procedures set forth in the Company’s Corporate Governance Guidelines and applying the principles set forth in the Committee’s charter, including the Criteria for Selecting Candidates for the Board of Directors. Upon completion of its evaluation, the Committee reported its findings and made recommendations to the full Board, and Mr. DeCotiis was appointed to the Board in May, 2005.
      The Committee reviewed the membership of the Board’s committees and made recommendations to the Board regarding committee appointments.
      The Committee also conducted an evaluation of its performance and oversaw the evaluation process to ensure that the full Board and each of the other committees performed its own self-evaluation and reported on the same to the Board of Directors.

The Nominating and
Corporate Governance Committee

Joseph A. Steger, Chairperson
Duane K. Stullich
Charles F.C. Turner
Larry D. Yost

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the quarterly financial results prior to inclusion of the same in the Company’s Quarterly Reports on Form 10-Q and reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including those described in Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company (including the matters in the written disclosures provided by the auditors to the Committee as required by Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and considered the compatibility of non-audit services (described under “Independent Auditors” below) with the auditors’ independence.
      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held eleven meetings during 2005.
      In reliance on the reviews and discussion referred to above, the Board approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
      The Committee has re-appointed, subject to shareholder ratification, Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2006.

The Audit Committee

David L. Burner, Chairperson
Darryl F. Allen
Sallie B. Bailey
Mark L. Segal

PROPOSAL 2: INDEPENDENT AUDITORS
      The Audit Committee has appointed Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the fiscal year 2006. While there is no legal requirement that the appointment of auditors be submitted to a vote of the shareholders, the Audit Committee believes that the appointment of auditors is of sufficient importance to justify shareholder ratification. In the event that the shareholders do not ratify the appointment, the Audit Committee will reconsider its appointment. Ratification of the appointment will require the affirmative vote of at least a majority of the holders of shares of the Common Stock, the Series B Preferred Stock, and the 4% Preferred Stock, present in person or by proxy at the Annual Meeting, voting together as a single class. Abstentions as well as broker non-votes will be counted toward the establishment of the quorum. Abstentions will have the same effect as a vote against ratification. Broker non-votes will have no effect on ratification.
      The Audit Committee reviews and approves, prior to the annual audit, the scope, general extent, and fees related to the independent auditors’ audit examination. The Committee also reviews the extent of non-audit services provided by the independent auditors in relation to the objectivity and independence needed in the audit. The Committee pre-approves all non-audit services performed by the independent auditors and fees related thereto (this responsibility may be delegated to the Chairperson when appropriate).
      The Company paid the following fees to Ernst & Young LLP in 2005 and 2004:

Audit Fees: Fees for audit services were $3,790,000 in 2005 and $5,347,000 in 2004. Audit fees consist of fees for services related to the annual audit of the Company’s consolidated financial statements (including statutory audits of subsidiaries or affiliates of the Company), quarterly reviews of Form 10-Q, issuance of the opinion on the Company’s internal controls over financial reporting, issuance of consents, and issuance of comfort letters.

Audit-Related Fees: Audit-related fees were $0 in 2005 and $14,000 in 2004. Audit-related fees in 2004 are for services related to the Company’s March 2004 refinancing of debt.

Tax Fees: Tax fees were $450,000 in 2005 and $336,000 in 2004 for services related to tax compliance, tax return preparation, and tax planning.

All Other Fees: Fees for all other services not described above were $0 in 2005 and $6,000 in 2004 for miscellaneous services performed.
      A representative of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement, and will be available to answer appropriate questions.
THE BOARD RECOMMENDS
THAT THE SELECTION OF ERNST & YOUNG LLP BE RATIFIED

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 and related regulations require the Company’s directors, executive officers, and persons who own more than 10% of the Company’s securities of any class (“reporting persons”) to report their initial ownership of the securities and any changes in that ownership to the SEC and the NYSE. All reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of the reports it has received, the Company believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the last fiscal year except as follows. Cannell Capital LLC filed a delinquent Form 3 and a delinquent Form 4, each predicated on separate transactions involving the Company’s Common Stock.
SHAREHOLDER PROPOSALS FOR THE
2007 ANNUAL MEETING OF SHAREHOLDERS
      In order for shareholder proposals for the 2007 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s proxy material, they must be received by the Company at its principal office in Cincinnati, Ohio, prior to December 1, 2006. If any shareholder who intends to propose any other matter to be acted upon at the 2007 Annual Meeting of Shareholders does not inform the Company of such matter by December 1, 2006, the persons named as proxies for the 2007 Annual Meeting of Shareholders will be permitted to exercise discretionary authority to vote on such matter even if the matter is not discussed in the proxy statement for that meeting.
      For business to be properly brought before the 2007 Annual Meeting of Shareholders, timely notice thereof must be given in writing to the Secretary of the Company not earlier than the close of business on January 3, 2007, nor later than the close of business on February 2, 2007. In no event shall the public announcement of an adjournment or postponement of the 2007 Annual Meeting of Shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
OTHER MATTERS
      The Board does not intend to present any other business at the meeting and knows of no other matters which will be presented. No shareholder has informed the Company of any intention to propose any other matter to be acted upon at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters.

By order of the Board of Directors,

Hugh C. O’Donnell
Senior Vice President,
General Counsel and Secretary
Cincinnati, Ohio
April 11, 2006
      EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 PROPOSALS

		FOR All Nominees	WITHHOLD
1.	Election of Directors	(Except as	AUTHORITY
		marked to the	for All
	Nominees:	contrary)	Nominees
	01 Sallie B. Bailey 02 Ronald D. Brown 03 Mark L. Segal	☐	☐

To withold authority to vote for any individual nominee, write that nominee’s name in the space below.

I PLAN TO ATTEND THE MEETING	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Ernst & Young LLP as independent accountants	☐	☐	☐
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PROXY
MILACRON INC.
PROXY FOR HOLDERS OF
6% SERIES B CONVERTIBLE PREFERRED STOCK ONLY
This Proxy is solicited on behalf of the Board of Directors
Proxy for Annual Meeting of Shareholders to be held May 3, 2006
     David L. Burner, Mark L. Segal, and Joseph A. Steger (each with power to act alone and power of substitution) are hereby authorized to represent and to vote all the shares of Common Stock, 6% Series B Convertible Preferred Stock and 4% Cumulative Preferred Stock held of record by the undersigned at the Annual Meeting of Shareholders to be held May 3, 2006, and any adjournment or postponement thereof, on all business that may properly come before the meeting.
This proxy when properly executed will be voted as directed by the undersigned. If no direction is made, this proxy will be voted “FOR” all the nominees for director listed in Proposal (1) and “FOR” Proposal (2).
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 PROPOSALS

1.	Election of Directors Nominees:	FOR All Nominees (Except as marked to the contrary)	WITHHOLD AUTHORITY for All Nominees
	01 Sallie B. Bailey 02 Ronald D. Brown	☐	☐

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				I PLAN TO ATTEND THE MEETING	☐

		FOR	AGAINST	ABSTAIN

2.	Ratification of Ernst & Young LLP as independent accountants	☐	☐	☐

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as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/mz Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY
MILACRON INC.
PROXY FOR ALL STOCKHOLDERS WHO DO NOT HOLD
6% SERIES B CONVERTIBLE PREFERRED STOCK
This Proxy is solicited on behalf of the Board of Directors
Proxy for Annual Meeting of Shareholders to be held May 3, 2006
     David L. Burner, Mark L. Segal, and Joseph A. Steger (each with power to act alone and power of substitution) are hereby authorized to represent and to vote all the shares of Common Stock and 4% Cumulative Preferred Stock held of record by the undersigned at the Annual Meeting of Shareholders to be held May 3, 2006, and any adjournment or postponement thereof, on all business that may properly come before the meeting. If the undersigned has a beneficial interest in shares held in a 401(k) or IRA plan sponsored by Milacron Inc., this proxy shall constitute a voting instruction form with respect to such plan shares. Voting instructions with respect to such plan shares must be provided by 11:59 p.m. Eastern time on Friday, April 28, 2006, in the manner described herein. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement.
This proxy when properly executed will be voted as directed by the undersigned. If no direction is made, this proxy will be voted “FOR” all the nominees for director listed in Proposal (1) and “FOR” Proposal (2).
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access your MILACRON INC. account online.
Access your Milacron Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).
Mellon Investor Services LLC, Transfer Agent for Milacron Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
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